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                                                                      EXHIBIT 11

                      ANNUITY AND LIFE RE (HOLDINGS), LTD.

            STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE
                                   UNAUDITED
         (EXPRESSED IN UNITED STATES DOLLARS EXCEPT FOR SHARE AMOUNTS)

                                          THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                          ----------------------------    --------------------------
                                              2000            1999           2000           1999
                                          ------------    ------------    -----------    -----------
Net Income..............................   $7,822,293      $8,746,242     $15,636,061    $17,228,523
Net average number of common
  shareholders outstanding..............   25,499,999      25,499,999      25,499,999     25,499,999
Weighted average number of common shares
  outstanding including shares issuable
  from exercise of options and
  warrants..............................   27,311,063      27,114,771      27,366,408     27,148,654
Earnings per share......................   $     0.31      $     0.34     $      0.61    $      0.68
Earnings per share assuming dilution....   $     0.29      $     0.32     $      0.57    $      0.63

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